Exhibit 5.1
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
July 26, 2007
Regency Energy Partners LP
1700 Pacific, Suite 2900
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale of up to 11,500,000 units representing limited partner interests in the Partnership (the “Units”), including up to 1,500,000 Units issuable upon exercise of the Underwriters’ option to purchase additional Units, pursuant to that certain Underwriting Agreement dated July 26, 2007 (the “Underwriting Agreement”) by and among the Partnership and UBS Securities LLC, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, A.G. Edwards & Sons Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (collectively, the “Underwriters”).
     We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-141809), with respect to the Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement dated July 26, 2007 (the “Prospectus Supplement”), which together with the accompanying prospectus dated July 23, 2007 filed with the Registration Statement (the “Base Prospectus”), has been filed pursuant to Rule 424(b) promulgated under the Securities Act.
     As the basis for the opinions hereinafter expressed, we examined the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:
     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Act.
     2. The Units, when issued and delivered on behalf of the Partnership against payment therefor in accordance with the terms of the Underwriting Agreement, will have been duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Act and otherwise by matters described in the Prospectus Supplement and Base Prospectus).
     This opinion is limited in all respects to the Act, as in effect on the date hereof.
     We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on or about the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.